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                            November 3, 2020

       Ryan L. Smith
       Chief Executive Officer and Chief Financial Officer
       U.S. Energy Corp.
       675 Bering Dr, Suite 100
       Houston, TX 77057

                                                        Re: U.S. Energy Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed October 30,
2020
                                                            File No. 333-249738

       Dear Mr. Smith:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Karina
Dorin, Staff Attorney, at (202) 551-3763 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              David Loev